Exhibit 5.1

March 16, 2021

PAE Incorporated

7799 Leesburg Pike, Suite 300 North

Falls Church, Virginia 22043

Re:    Post-Effective Amendment on Form S-3

Ladies and Gentlemen:

We have acted as counsel to PAE Incorporated, a Delaware corporation (the “Company”), in connection with (i) the proposed issuance of up to 19,999,985 shares (the “Warrant Shares”) of the Company’s Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), issuable from time to time by the Company upon exercise of issued and outstanding warrants (the “Warrants”), (ii) the resale from time to time of up to 1,182,925 Warrants to purchase shares of the Class A Common Stock (the “Selling Holder Warrants”) by certain of the selling holders identified in the Registration Statement (as defined herein) and (iii) the resale from time to time of up to 46,246,374 shares of Class A Common Stock (the “Selling Holder Shares”) by certain of the selling holders identified in the Registration Statement. The Warrant Shares, the Selling Holder Warrants and the Selling Holder Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 16, 2021 (the “Registration Statement”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1.

When the Warrant Shares initially issuable upon exercise of the Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders, and have been issued by the Company against payment therefor in the circumstances contemplated by the Warrants, such Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and nonassessable.

2.	The Selling Holder Warrants have been duly authorized by all necessary corporate action of the Company, and the Selling Holder Warrants are valid and legally binding obligations of the Company.

3.	The Selling Holder Shares have been duly authorized by all necessary corporate action of the Company, and the Selling Holder Shares are validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the Delaware General Corporation Law and the laws of the State of New York.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP